EXHIBIT 99.2

Sibling Entertainment Group Holdings, Inc.

June 19, 2009

RE: SERIES AA – EXTENSION REQUEST

Dear Debenture Holder:

I would like to personally thank you once again for subscribing to Sibling's (Sona) 2007 Secured Convertible Debenture offering. As you are aware, 2008 has been, and 2009 continues to be, a difficult general economic environment for businesses throughout the country. Sibling has not been immune to these challenges, but I would like to assure you that the Sibling management team has explored and will continue to explore all possible avenues to success.

As reported in our recent public filings with the Securities and Exchange Commission, Sibling's plan for operation for the coming year continues to be the closing of a definitive agreement with Sibling Entertainment Group, Inc., or, in the event that a definitive agreement is not closed, to identify and acquire an alternative business opportunity. Sibling does not plan to limit its options to any particular industry, but will evaluate each opportunity on its own merits.

If we are successful in the closing of the definitive agreement with Sibling Entertainment Group, Inc., our plans continue to be the following:

- Purchase and exploitation of literary rights as well as investments in the production of both film and live-stage events including the following:

  - "WHITE NOISE - A Cautionary Tale" A theatrical musical developed and produced with Holly Way & Company and others through White Noise Productions Development LLC and White Noise Development LP to open in New Orleans with Le Petit Theatre Du Vieuz Carre during July 2009. After a limited run, it is the intention to transfer the production to a Broadway stage in New York City.

  - The management of Adrenaline MMA Inc. ("Adrenaline") for the production and promotion of Mixed Martial Arts ("MMA") Events. Adrenaline Global headed by Monte Cox intends to produce several fighting events over the next several years.

  - HATS! - A Musical for the Rest of Your Life" ("HATS!") is based upon the women and spirit of Red Hat Society, Inc. ("RHS"). The musical premiered in Denver, Colorado at the

333 Hudson Street • Suite 901 • New York • NY 10013
Tel: 212-414-9600 • Fax: 917-591-3171

New Denver Civic Theatre on October 7, 2006 and ran through December 31, 2006 and subsequently had two productions.: Harrah's New Orleans Hotel & Casino (New Orleans) from January 25, 2007 to April 21, 2007; and the Royal George Theatre in Chicago, Illinois from April 20, 2007 to July 29, 2007.

    - An exclusive license with Samuel French, Inc. to manage and license all future production of HATS!

    - Optimize revenue by licensing the HATS! trademark and by selling HATS! Cast Album through Sibling Music, Inc.

    - The continued distribution and selling of the HATS! cast album through retail, theatrical venue and internet outlets and the production of additional cast albums of other future productions.

    - Strategic investments in third party theatrical productions.

- Development of an independent film production business by leveraging the acquisition of SPI and its subsidiaries Sibling Pictures Fund, LLC.

- Growing our management and consulting business with regional not-for-profit and professional theatre companies

- Ongoing consulting to the management of the Denver Civic Theatre, Inc. (a not-for-profit organization, "DCT") for which our officers and directors serve as members of its board of directors.

- Formation of alliances with companies that possess rights or agreements desired by us including an ongoing relationship with Sibling Entertainment, Inc.

As you can see, Sibling continues to execute a clear and definitive plan of sound business objectives. However, to realize the above stated plans your support and assistance is requested in allowing us the needed time and flexibility.

As you are aware, the maturity date of your 2007 Secured Convertible Debenture Agreement has been reached. Your principle and unpaid interest are now due. When you originally subscribed to the 2007 Secured Convertible Debenture Agreement Sibling's plan for repayment was via a subsequent raise of capital sufficient to repay all debenture holders. Over the past year, we have explored numerous permanent financing alternatives, and while we have not been able to close a transaction as of yet, we continue to have a strong belief that we will.

Attached to this letter, please find an Additional Extension Agreement related to your Sibling (Sona) Secured Convertible Debenture. I respectfully request you agree to an extension of principle and interest payment for one additional year by signing where indicated and returning the agreement to our office using the provided self-return envelope. This additional year will allow Sibling to continue to pursue its recapitalization plans and the subsequent repayment to all debenture holders.

In consideration for allowing Sibling one additional year, Sibling will reduce the exercise price of the two warrants you received as part of this 2007 Secured Convertible Debenture by 50%. You will find the specific details of the re-pricing of the warrants in the attached Additional Extension Agreement.

Once again, thank you for your past and continued support and for providing the time Sibling needs to get to the finish line.

Very truly yours,

By: ______________________________
Mitchell Maxwell, President